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                                                                     EXHIBIT 8.1

         [LETTERHEAD OF HELLER EHRMAN WHITE & MCAULIFFE APPEARS HERE]


                              February 5, 1997

SEQUUS Pharmaceuticals, Inc.
960 Hamilton Court
Menlo Park, California 94025

Ladies and Gentlemen:

      We have acted as counsel to SEQUUS Pharmaceuticals, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about February 6, 1997 (the "Registration Statement"), for purposes of registering under the Securities Act of 1933, as amended, 1,150,000 shares of convertible exchangeable preferred stock (the "Preferred Stock"), including shares of Common Stock issuable upon conversion of the Preferred Stock, the convertible exchangeable debentures due 2007 issuable upon exchange of the Preferred Stock (the "Debentures"), and the shares of Common Stock issuable upon the conversion of the Debentures, all as disclosed in the Registration Statement. You have asked our opinion concerning certain federal income tax matters in connection with the registration and offering, and in that connection, we have reviewed the Registration Statement and related documents as they have appeared relevant to us.

      On the basis, and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that the discussion under the heading "Certain Federal Income Tax Considerations" in the Registration Statement is accurate in all material respects. You have not requested, and we do not express, an opinion regarding any other tax consequences to persons who acquire shares of the Preferred Stock. This opinion is not to be used, circulated, quoted, or otherwise referred to for any purpose without our express written permission.

      We hereby consent to the use of this opinion in the Registration Statement and to the reference to us therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. An opinion of counsel does not bind the Internal Revenue Service or the courts; this opinion represents, instead, only our best judgment, based upon current statutes, regulations, and judicial and administrative precedent, as to the probable outcome if the issues addressed by this opinion were properly presented to


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Sequus Pharmaceuticals, Inc.                             Page 2
February 5, 1997

a court of competent jurisdiction. Any of these authorities could change at any time, and any change could adversely affect our opinion. We expressly disclaim any obligation to advise you of any such change in authority or our opinion.

                                              Very truly yours,

                                              HELLER EHRMAN WHITE & MCAULIFFE